Exhibit 99.1

UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Mirion Technologies (TopCo), Ltd.

As of September 30, 2021 and June 30, 2021 and for the three months ended September 30, 2021 and 2020

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Financial Statements

As of September 30, 2021 and June 30, 2021 and

for the three months ended September 30, 2021 and 2020

Contents

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited Interim Condensed Consolidated Balance Sheets	1
Unaudited Interim Condensed Consolidated Statements of Operations	2
Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss	3
Unaudited Interim Condensed Consolidated Statements of Stockholders’ Deficit	4
Unaudited Interim Condensed Consolidated Statements of Cash Flows	5
Notes to Unaudited Interim Condensed Consolidated Financial Statements	6

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Balance Sheets

(In millions, except share data)

	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$100.6	$101.1
Restricted cash	0.8	0.8
Accounts receivable, net of allowance for doubtful accounts of $6.0 and $6.1, respectively	117.6	133.3
Costs in excess of billings on uncompleted contracts	61.4	57.2
Inventories	116.6	113.2
Deferred cost of revenue	0.7	0.3
Prepaid expenses and other currents assets	30.2	28.0

Total current assets	427.9	433.9
Property, plant, and equipment, net	90.5	88.8
Operating ROU assets	43.3	—
Goodwill	675.3	681.5
Intangible assets, net	308.8	326.3
Restricted cash	0.5	0.5
Other assets	17.1	16.2

Total assets	$1,563.4	$1,547.2

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$47.4	$47.1
Deferred contract revenue	59.0	50.4
Notes payable to third-parties, current	5.6	6.4
Operating lease liability, current	9.3	—
Accrued expenses and other current liabilities	78.7	84.3

Total current liabilities	200.0	188.2
Notes payable to related parties, non-current	1,170.4	1,170.5
Notes payable to third-parties, non-current	882.8	885.7
Interest accrued on notes payable to related parties	97.7	64.8
Operating lease liability, non-current	38.9	—
Deferred income taxes and other liabilities	72.6	77.5

Total liabilities	2,462.4	2,386.7
Commitments and contingencies (Note 9)
Stockholders’ deficit:
A Ordinary shares, $0.01 nominal value, 3,000,000 shares authorized, 1,483,795 issued and outstanding at both September 30, 2021 and June 30, 2021	—	—
B Ordinary shares, $0.01 nominal value, 7,000,000 shares authorized, 5,353,970 issued and outstanding at both September 30, 2021 and June 30, 2021	0.1	0.1
Additional paid-in capital	9.5	9.5
Receivable from Employees for purchase of Common Stock	(1.9)	(2.4)
Accumulated deficit	(937.6)	(888.0)
Accumulated other comprehensive income	28.8	39.2

Mirion Technologies (TopCo), Ltd. stockholders’ deficit	(901.1)	(841.6)
Noncontrolling interests	2.1	2.1

Total stockholders’ deficit	(899.0)	(839.5)

Total liabilities and stockholders’ deficit	$1,563.4	$1,547.2

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Statements of Operations

(In millions, except per share data)

	Three months ended September 30,
	2021	2020
Revenues:
Product	$107.3	$80.9
Service	37.0	33.7

Total revenues	144.3	114.6
Cost of revenues:
Product	64.5	49.9
Service	17.9	18.0

Total cost of revenues	82.4	67.9

Gross profit	61.9	46.7
Operating expenses:
Selling, general and administrative	62.3	37.6
Research and development	8.5	4.5

Total operating expenses	70.8	42.1

Income (loss) from operations	(8.9)	4.6
Other expense (income):
Third party interest expense	10.8	10.0
Related party interest expense	33.0	27.9
Foreign currency (gain) loss, net	(1.4)	8.1
Other expense, net	0.1	—

Loss before provision (benefit) from income taxes	(51.4)	(41.4)
Benefit from income taxes	(4.7)	(1.0)

Net loss	(46.7)	(40.4)
Loss attributable to noncontrolling interests	—	—

Net loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(46.7)	$(40.4)

Basic and Diluted loss per share:
Loss per common share attributable to Mirion Technologies (TopCo), Ltd stockholders – basic and diluted	$(7.01)	$(6.24)
Weighted average common shares outstanding – basic and diluted	6.665	6.478

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss

(In millions)

	Three months ended September 30,
	2021	2020
Net loss	$(46.7)	$(40.4)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss), net of tax of $0 and $0, respectively	(11.1)	21.4
Unrecognized actuarial gain and prior service benefit, net of tax of $0 and $0, respectively	0.7	—

Other comprehensive income (loss), net of tax	(10.4)	21.4

Comprehensive loss	(57.1)	(19.0)
Less: Comprehensive income (loss) attributable to noncontrolling interest	—	—

Comprehensive loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(57.1)	$(19.0)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Statements of Stockholders’ Deficit

(In millions, except share amounts)

	Three months ended September 30, 2021
	A Ordinary Shares	A Ordinary Amount	B Ordinary Shares	B Ordinary Amount	Additional Paid-In Capital	Receivable from Employees for purchase of Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Stockholders’ Deficit
Balance June 30, 2021	1,483,795	$—	5,353,970	$0.1	$9.5	$(2.4)	$(888.0)	$39.2	$2.1	$(839.5)
Receivable from Employees	—	—	—	—	—	0.5	—	—	—	0.5
Net loss	—	—	—	—	—	—	(46.7)	—	—	(46.7)
Impairment loss on lease adoption	—	—	—	—	—	—	(2.9)	—	—	(2.9)
Other comprehensive loss	—	—	—	—	—	—	—	(10.4)	—	(10.4)

Balance September 30, 2021	1,483,795	$—	5,353,970	$0.1	$9.5	$(1.9)	$(937.6)	$28.8	$2.1	$(899.0)

	Three months ended September 30, 2020
	A Ordinary Shares	A Ordinary Amount	B Ordinary Shares	B Ordinary Amount	Additional Paid-In Capital	Receivable from Employees for purchase of Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Stockholders’ Deficit
Balance June 30, 2020	1,483,795	$—	5,353,970	$0.1	$9.5	$(2.7)	$(729.7)	$4.1	$2.2	$(716.5)
Receivable from Employees	—	—	—	—	—	0.3	—	—	—	0.3
Net loss	—	—	—	—	—	—	(40.4)		—	(40.4)
Other comprehensive income	—	—	—	—	—	—	—	21.4	—	21.4

Balance September 30, 2020	1,483,795	$—	5,353,970	$0.1	$9.5	$(2.4)	$(770.1)	$25.5	$2.2	$(735.2)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Mirion Technologies (TopCo), Ltd.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(In millions)

	Three months ended September 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(46.7)	$(40.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accrual of in-kind interest on notes payable to related parties	32.8	28.4
Depreciation and amortization expense	21.1	16.6
Share-based compensation expense	—	0.1
Amortization of debt issuance costs	0.9	0.6
Provision for doubtful accounts	0.3	—
Inventory obsolescence write down	—	1.1
Change in deferred income taxes	(2.9)	(0.1)
Loss on disposal of property, plant and equipment	0.1	0.1
Loss (Gain) on foreign currency transactions	(1.4)	6.1
Other	1.8	0.2
Changes in operating assets and liabilities:
Accounts receivable	14.2	7.1
Costs in excess of billings on uncompleted contracts	(4.6)	(7.5)
Inventories	(4.8)	(7.2)
Deferred cost of revenue	(0.4)	0.1
Prepaid expenses and other current assets	(1.9)	(0.6)
Accounts payable	0.9	(4.3)
Accrued expenses and other current liabilities	(6.9)	(2.8)
Deferred contract revenue	10.0	(4.2)
Other assets	0.7	0.1
Other liabilities	(2.1)	0.1

Net cash provided by (used in) operating activities	11.1	(6.5)

INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash and cash equivalents acquired	(0.9)	(27.2)
Purchases of property, plant, and equipment and badges	(8.8)	(5.1)

Net cash used in investing activities	(9.7)	(32.3)

FINANCING ACTIVITIES:
Borrowings from notes payable to third-parties, net of discount and issuance costs	1.9	—
Principal repayments	(2.3)	(2.2)
Payment on revolving term loan	—	(35.0)

Net cash used in financing activities	(0.4)	(37.2)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1.5)	1.4

Net decrease in cash, cash equivalents, and restricted cash	(0.5)	(74.6)
Cash, cash equivalents, and restricted cash at beginning of period	102.4	120.0

Cash, cash equivalents, and restricted cash at end of period	$101.9	$45.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Mirion Technologies (TopCo), Ltd.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Mirion Technologies (TopCo), Ltd. (“Mirion TopCo” or “the Company” or “us”) is a global provider of radiation detection, measurement, analysis, and monitoring products and services to the nuclear, defense, and medical end markets. We provide products and services through our two operating and reportable segments; (i) Medical, and (ii) Industrial. The Medical segment provides radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world, dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products. The Industrial segment provides robust, field ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors and essential measurement devices for new build, maintenance, decontamination and decommission equipment for monitoring and control during fuel dismantling and remote environmental monitoring.

The Company is headquartered in Atlanta, Georgia, and has operations in the United States, Canada, the United Kingdom, France, Germany, Finland, China, Belgium, Netherlands, Estonia, and Japan.

Basis of Presentation and Principles of Consolidation

The unaudited interim condensed consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information; therefore, as permitted under these rules, certain footnotes and other financial information included in audited financial statements were condensed or omitted. The interim financial statements presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results.

The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements of Mirion TopCo as of and for the year ended June 30, 2021, and the notes related thereto. The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Related-Party Transactions

On October 20, 2021 (the “Closing Date”), the Company consummated its previously announced business combination (the “Business Combination”) pursuant to the business combination agreement dated June 17, 2021 (as amended, the “Business Combination Agreement”) with GS Acquisition Holdings Corp II (“GSAH”). In connection with the Business Combination, GSAH changed its name to Mirion Technologies, Inc.

See Note 15 for subsequent events disclosure.

Prior to October 20, 2021, the Company entered into agreements with its historical primary investor, Charterhouse Capital Partners LLP (“CCP”), which obligated the Company to pay quarterly management fees of $0.1 million in total per year. In return, CCP provided various investment banking services relating to financing arrangements, mergers and acquisitions and other services. There were no material fees or expense reimbursements made to CCP during the three-month periods ended September 30, 2021, and September 30, 2020.

See Note 8 for notes payable to related parties.

Restructuring Costs

The Company periodically initiates restructuring activities in connection with certain acquisitions. The costs associated with restructuring actions are recorded in accordance with ASC 420, Exit or Disposal Cost Obligations, and include property, plant and equipment costs, severance and employee costs, professional fees, and other costs. Liabilities for costs associated with an exit or disposal activity are recognized in the period in which the liability is incurred. Restructuring liabilities are included in accrued expenses and other current liabilities in the Company’s Consolidated Balance Sheet. Charges associated with restructuring actions are recorded in Cost of Revenue and Selling, General, and Administrative Expenses in the Company’s Condensed Consolidated Statement of Operations and are accounted for separate from acquisition costs.

Recent Accounting Pronouncements

Accounting Guidance Issued But Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. ASU 2020-04 provides temporary optional expedients and exceptions for applying GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. For all entities, ASU 2020-04 can be adopted after its issuance date through December 31, 2022. The Company is currently evaluating the impact of this ASU.

Recently Adopted Accounting Guidance

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. For all entities, ASU 2018-13 is effective for annual and interim reporting periods beginning after December 15, 2019. Certain amendments must be applied prospectively while others are to be applied on a retrospective basis to all periods presented. The Company adopted this guidance as of July 1, 2020, and it did not have a material impact on our consolidated financial statements or related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaced the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans, and other financial instruments, we will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. Application of the amendments is through a cumulative-effect adjustment to retained earnings as of the effective date. The Company adopted this guidance as of July 1, 2021, prospectively, which did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which amend the accounting for implementation, setup and other upfront costs for entities that are a customer in a hosting arrangement that is a service contract. ASU 2018-15 was effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, including emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Application of the amendments can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted this guidance as of July 1, 2021, prospectively, which did not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires an entity to recognize a right-of-use asset and a lease liability on the balance for substantially all leases, including operating leases. Expanded disclosures with additional qualitative and quantitative information are also required. ASC 2016-02 and its related amendments were effective for public companies with interim and annual reporting periods beginning after December 15, 2018, and for non-public companies, including emerging growth companies, with interim and annual reporting periods beginning after December 15, 2021. Early adoption was permitted.

The Company adopted ASU 2016-02 and its amendments as of July 1, 2021, using the modified retrospective method and under such method no recast of prior-period financial statements was presented. The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carryforward its historical assessments of: (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. In addition, the Company did not elect the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The Company elected a policy of not applying the recognition requirements to leases with a term of less than twelve months. The Company elected to account for lease and non-lease components as a combined single lease component.

The Company’s adoption of the standard resulted in a cumulative-effect adjustment to decrease retained earnings by $2.9 million, net of taxes, as of July 1, 2021. The standard did not materially impact the Company’s consolidated net income or liquidity and did not have an impact on debt-covenant compliance under the Company’s current debt agreements.

2. Acquisitions

The Company continually evaluates potential acquisitions that strategically fit with the Company’s existing portfolio and as a result, the Company completed one acquisition during the three months ended September 30, 2021 and one acquisition during the three months ended September 30, 2020.

All acquisitions are accounted for under the acquisition method of accounting, and the related assets acquired, and liabilities assumed are recorded at fair value. The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and growth rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with material acquisitions. Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the one-year measurement period, as required.

The purchase of these acquired businesses resulted in the recognition of goodwill in the Company’s consolidated financial statements, which is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized. The goodwill is not amortized; goodwill is not deductible for income tax purposes for Biodex but is deductible for Dosimetry Badge. This goodwill recorded includes the following:

•	The expected synergies and other benefits that we believe will result from combining the operations of the acquired business with the operations of Mirion;

•	Any intangible assets that did not qualify for separate recognition, as well as future, yet unidentified projects and products;

•	The value of the existing business as an assembled collection of net assets versus if the Company had acquired all of the net assets separately.

The following briefly describes the Company’s acquisition activity for the three-month periods ended September 30, 2021 and September 30, 2020.

Three Months Ended September 30,	Company Name	Description of the Business	Description of the Acquisition
2021	Dosimetry Badge	Dosimetry Badge is a US-based provider of dosimetry services which will increases the stateside footprint of Mirion’s industry-leading dosimetry product offerings.	On September 1, 2021, the Company acquired 100% of the assets for approximately $1.7 million of purchase consideration.

2020	Biodex	Biodex is a manufacturer and distributor of medical devices and related replacement parts for physical and nuclear medicine, as well as medical imaging applications located in the United States.	On September 1, 2020, the Company acquired 100% of the equity interest for approximately $26.9 million of purchase consideration, net of cash acquired.

The following table presents the fair value of the assets acquired and liabilities assumed for the material Biodex acquisition during the 3-months ended September 30, 2020 (in millions):

Biodex
Date of acquisition Segment	September 1, 2020 Medical
Goodwill	$11.1
Customer relationships (1)	2.3
Tradenames (2)	1.4
Non-Compete Agreements (3)	0.3
Developed Technology (4)	2.6

Amortizable intangible assets	$6.6
Cash	4.1
Accounts receivable	4.0
Inventory	6.4
Property, Plant and Equipment	1.0
Other current and non-current assets	0.6
Current liabilities	(2.6)
Deferred contract revenue	(0.2)
Other long-term liabilities	—

Net tangible assets acquired	$13.3

Purchase consideration (5)	31.0
Less: cash acquired	(4.1)

Purchase consideration, net of cash acquired	$26.9
Acquiree revenue post-acquisition through the period ended September 30, 2020	$3.4
Acquiree income from operations post-acquisition through the period ended September 30, 2020	$0.3

(1)	The useful life for customer relationships is 10 years.
(2)	The useful life for tradenames is 7 years.
(3)	The useful life for non-compete agreements is 3 years.
(4)	The useful life for developed technology is 7 years.
(5)	Biodex purchase consideration consisted of cash.

3. Contracts in Progress

Costs and billings on uncompleted construction-type contracts consist of the following (in millions):

	September 30, 2021	June 30, 2021
Costs incurred on contracts (from inception to completion)	$198.1	$185.8
Estimated earnings	130.2	133.2

Contracts in progress	328.3	319.0
Less: billings to date	(277.4)	(261.9)
Less: write-offs	—	(2.7)

	$50.9	$54.4

Included in the accompanying balance sheets under the following captions:

	September 30, 2021	June 30, 2021
Costs and estimated earnings in excess of billings on uncompleted contracts – current	$61.4	$57.2
Costs and estimated earnings in excess of billings on uncompleted contracts – noncurrent (1)	7.4	8.1
Billings in excess of costs and estimated earnings on uncompleted contracts – current (2)	(14.1)	(8.0)
Billings in excess of costs and estimated earnings on uncompleted contracts – noncurrent (3)	(3.8)	(2.9)

	$50.9	$54.4

(1)	Included in other assets within the condensed consolidated balance sheets.
(2)	Included in deferred contract revenue – current within the condensed consolidated balance sheets.
(3)	Included in other liabilities within the condensed consolidated balance sheets.

For the three-month period ended September 30, 2021, the Company has recognized revenue of $2.9 million related to the contract liabilities balance as of June 30, 2021.

Remaining Performance Obligations

The remaining performance obligations for all open contracts as of September 30, 2021 include assembly, delivery, installation, and trainings. The aggregate amount of the transaction price allocated to the remaining performance obligations for all open customer contracts as of September 30, 2021 was approximately $702.9 million. The Company expects to recognize approximately 41.3% of the remaining performance obligations as of September 30, 2021 as revenue through the remaining fiscal year ending June 30, 2022 and 19.0% and 15.7% for the fiscal years ending June 30, 2023 and 2024, respectively.

4. Inventories

The components of inventories consist of the following (in millions):

	September 30, 2021	June 30, 2021
Raw materials	$51.4	$50.9
Work in progress	29.9	26.8
Finished goods	35.3	35.5

	$116.6	$113.2

5. Property, Plant, and Equipment, Net

Property and equipment, net consist of the following (in millions):

	Depreciable Lives	September 30, 2021	June 30, 2021
Land, buildings, and leasehold improvements	3-39 years	$46.5	$44.4
Machinery and equipment	5-15 years	46.8	49.6
Badges	3-5 years	38.6	38.9
Furniture, fixtures, computer equipment and other	3-10 years	27.3	33.6
Construction in progress	—	16.9	13.6

		176.2	180.1
Less: accumulated depreciation and amortization		(85.6)	(91.3)

		$90.5	$88.8

Total depreciation expense included in cost of revenue was $3.3 million and $3.2 million for the three-months ended September 30, 2021 and 2020, respectively. Total depreciation expense included in operating expenses was $1.7 million and $1.2 million for the three-months ended September 30, 2021 and 2020, respectively. Construction in progress includes capitalized internal use software costs totaling $1.0 million and $3.5 million as of September 30, 2021 and June 30, 2021, respectively.

6. Accrued Expenses and Other Current Liabilities, and Deferred Income Taxes and Other Long-Term Liabilities

Accrued expenses and other current liabilities consist of the following (in millions):

	September 30, 2021	June 30, 2021
Compensation and related benefit costs	$34.2	$38.9
Customer deposits	8.0	8.1
Accrued commissions	1.1	1.1
Accrued warranty costs	5.6	6.3
Non-income taxes payable	4.3	5.0
Pension and other post-retirement obligations	0.5	0.5
Income taxes payable	1.6	3.1
Restructuring	2.3	3.1
Accrued public company costs	10.6	8.3
Other accrued expenses	10.5	9.9

	$78.7	$84.3

Deferred income taxes and other long-term liabilities consist of the following (in millions):

	September 30, 2021	June 30, 2021
Deferred income taxes	$36.1	$40.1
Pension and other post-retirement obligations, non-current	11.6	12.5
Other long-term liabilities	24.9	24.9

	$72.6	$77.5

7. Goodwill and Intangible Assets

Goodwill

Goodwill is calculated as the excess of consideration transferred over the net assets recognized for acquired businesses and represents future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized. The Company assesses goodwill for impairment at the reporting unit level annually during the fiscal fourth quarter and upon the occurrence of a triggering event or change in circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

No goodwill impairment was recognized for the three-months ended September 30, 2021 and 2020.

The following table shows changes in the carrying amount of goodwill by reportable segment for the three-month period ended September 30, 2021 (in millions):

	Medical	Industrial	Consolidated
Balance—June 30, 2021	$249.5	$432.0	$681.5
Acquisition of Dosimetry Badge	0.8	—	0.8
Translation adjustment	(0.4)	(6.6)	(7.0)

Balance – September 30, 2021	$249.9	$425.4	$675.3

We do not expect most goodwill to be deductible for income tax purposes.

Intangible Assets

Intangible assets consist of our developed technology, customer relationships, backlog, trade names, and non-compete agreements at the time of acquisition through business combinations. The customer relationships definite lived intangible assets are amortized using the double declining balance method with estimated useful lives ranging from 6 to 17 years, while all other definite lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 1 to 7 years.

Many of our intangible assets are not deductible for income tax purposes. A summary of intangible assets and related accumulated amortization (in millions) is below:

		September 30, 2021
	Original Average Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	6-17	$417.4	$(211.3)	$206.1
Developed technology	3-16	182.9	(108.8)	74.1
Trade names	5-9	46.9	(30.1)	16.8
Backlog and other	1-9	40.3	(28.5)	11.8

Total		$687.5	$(378.7)	$308.8

		June 30, 2021
	Original Average Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	6-17	$420.4	$(205.6)	$214.8
Developed technology	3-16	184.5	(104.7)	79.8
Trade names	5-9	47.4	(29.5)	17.9
Backlog and other	1-9	40.6	(26.8)	13.8

Total		$692.9	$(366.6)	$326.3

Aggregate amortization expense for intangible assets included in cost of revenue was $5.4 million and $4.6 million for the three-months ended September 30, 2021 and 2020, respectively. Aggregate amortization expense for intangible assets included in operating expenses was $10.7 million and $7.6 million for the three-months ended September 30, 2021 and 2020, respectively.

As of September 30, 2021, estimated future annual amortization expense is as follows (in millions):

Fiscal year ending June 30:
Remainder of 2022	$47.6
2023	47.4
2024	39.6
2025	35.5
2026	34.4
2027 and thereafter	104.3

Total	$308.8

8. Borrowings

Third-party notes payable consist of the following (in millions):

	September 30, 2021	June 30, 2021
2019 Credit Facility – first lien term loan	$900.6	$906.4
Canadian Financial Institution	1.2	1.2
JLG Note Payable	0.3	0.3
Other	1.9	0.8
Draw on revolving line of credit	—	—

Total third-party borrowings	904.0	908.7
Less: notes payable to third-parties, current	(5.6)	(6.4)
Less: deferred financing costs	(15.6)	(16.6)

Notes payable to third-parties, non-current	$882.8	$885.7

As of September 30, 2021 and June 30, 2021, the fair market value of the Company’s 2019 Credit Facility – first lien term loan was $900.6 million and $906.4 million, respectively. The fair market value for the credit facility were estimated using primarily level 2 inputs, including borrowing rates available to the Company at the respective period ends. The fair market value for the Company’s remaining third-party debt approximates the respective carrying amounts as of September 30, 2021 and June 30, 2021.

2019 Credit Facility

In March 2019, Mirion Technologies (HoldingRep), Ltd., a wholly owned subsidiary of the Company, and subsidiaries entered into a credit agreement with an intermediary and a syndicate of institutional lenders (“2019 Credit Facility”). The 2019 Credit Facility provided for financing of a $450.0 million senior secured term loan facility and a €125 million term loan facility, as well as a $90.0 million revolving line of credit. The 2019 Credit Facility was amended to provide an additional $225.0 million, $34.0 million and $66.0 million in gross proceeds from the USD term loan in December 2020, July 2019 and December 2019, respectively.

USD term loan – The term loan had a seven-year term (expiring March 2026), bearing interest at the greater of Adjusted London Interbank Offered Rate (“LIBOR”) or 0%, plus 4.00% and had quarterly principal repayments of 0.25% of the original principal balance. The interest rate was 4.08% and 4.15% at September 30, 2021 and June 30, 2021, respectively. The Company repaid $1.9 million and $1.4 million for the three-months ended September 30, 2021 and 2020, respectively.

Euro term loan—The Euro portion of the term loan had a seven-year term (expiring March 2026), bearing interest at the greater of European union interbank market (“Euribor”) or 0%, plus 4.25% and has quarterly principal repayments of 0.25% of the original principal balance. As of September 30, 2021 and June 30, 2021, the interest rate was 4.25%. The Company repaid $0.4 million during both the three-months ended September 30, 2021 and 2020.

Revolving Line of Credit—The revolving line of credit arrangement had a five-year term and bore interest at the greater of LIBOR or 0%, plus 4.00%. The agreement required the payment of a commitment fee of 0.50% per annum for unused commitments. The revolving line of credit had a maturity date in March 2024, at which time all outstanding revolving facility loans and accrued and unpaid interest were due. Any outstanding letters of credit reduce the availability of the revolving line of credit. There was no outstanding balance under the arrangement as of September 31, 2021 and June 30, 2021. Additionally, the Company had standby letters of credit issued under its Credit Facility that reduced the availability under the revolver of $7.8 million and $8.7 million at September 30, 2021 and June 30, 2021, respectively; the amount available on the revolver was approximately $82.2 million and $81.3 million, respectively, for the same periods.

Deferred Financing Costs

In connection with the issuance of the 2019 Credit Facility, we incurred debt issuance costs of $16.3 million on date of issuance, with an additional $6.2 million and $1.2 million of costs for incremental proceeds in fiscal year 2021 and 2020, respectively. In accordance with accounting for debt issuance costs, we recognize, and present deferred finance costs associated with non-revolving debt and financing obligations as a reduction from the face amount of related indebtedness in our consolidated balance sheet.

In connection with the issuance of the 2019 Credit Facility revolving line of credit, we incurred debt issuance costs of $0.9 million. We recognize and present debt issuance costs associated with revolving debt arrangements as an asset and include the deferred finance costs within other assets on our consolidated balance sheet. We amortize all debt issuance costs over the life of the related indebtedness.

During the three-months ended September 30, 2021 and 2020, we incurred approximately $0.9 million and $0.6 million, respectively, of amortization expense of the deferred finance costs.

The 2019 Credit Facility was secured by a first priority lien on substantially all of Mirion HoldingRep and subsidiaries’ assets in the United States, certain assets of guarantor subsidiaries in Germany, United Kingdom, Canada, France, Belgium and Luxembourg, and two-thirds of assets in non-guarantors and other countries. Loan fees recorded as debt discounts are amortized using the effective interest method. The 2019 Credit Facility contained customary restrictive covenants, as well as financial covenants that required Mirion HoldingRep and subsidiaries to maintain in certain circumstances a total level of debt-to-income ratio and interest coverage ratio, each as defined in the 2019 Credit Facility, as well as non-financial affirmative and negative covenants. The negative covenants, subject to certain exceptions, generally limit the ability of Mirion HoldingRep and subsidiaries to incur additional debt, create liens, make fundamental changes, make certain investments, pay dividends, purchase or retire equity interests, or prepay or retire certain debt. Mirion HoldingRep and subsidiaries were in compliance with all debt covenants at both September 30, 2021 and June 30, 2021.

The 2019 Credit Facility was refinanced subsequent to September 30, 2021, in connection with the Closing; see Note 15 subsequent events disclosure.

Canadian Financial Institution—In May 2019, the Company entered into a credit agreement for C$1.7M ($1.3 million) with a Canadian financial institution that matures in April 2039. The note bears annual interest at 4.15%. The credit agreement is secured by the facility acquired using the funds obtained.

JLG Note Payable—In May 2019, the Company entered into a note payable for $0.2 million with an individual that has left the organization, which is due upon a change in control of Mirion Technologies (Global), Ltd, a wholly owned subsidiary of the Company. The note bears annual interest at 6.00%.

Performance Bonds and Other Credit Facilities

The Company has entered into various line of credit arrangements with local banks in France and Germany. These arrangements provide for the issuance of documentary and standby letters of credit of up to €67.3 million ($77.9 million) and €67.3 million ($79.9 million) as of September 30, 2021 and June 30, 2021, respectively, subject to certain local restrictions. As September 30, 2021 and June 30, 2021, €37.6 million ($43.6 million) and €24.7 million ($29.3 million), respectively, of the lines had been utilized to guarantee documentary and standby letters of credit, with interest rates ranging from 0.5% to 2.00%. In addition, the Company posts performance bonds with irrevocable letters of credit to support certain contractual obligations to customers for equipment delivery. These letters of credit are supported by restricted cash accounts, which totaled $1.0 million as of both September 30, 2021 and June 30, 2021.

At September 30, 2021 contractual principal payments of total third-party borrowings are as follows (in millions):

For the year ending June 30:
Remainder of 2022	$6.9
2023	9.1
2024	9.0
2025	8.9
2026	867.4
Thereafter	2.7

Gross Payments	904.0
Unamortized debt issuance costs	(15.6)

Total third-party borrowings, net of debt issuance costs	$888.4

Notes payable to related parties consists of the following (in millions):

	September 30, 2021	June 30, 2021
Shareholder Notes	$1,166.7	$1,166.8
Management Notes	3.7	3.7

Notes payable to related parties	$1,170.4	$1,170.5

The estimated fair value of the Company’s related party debt was approximately $1,170.4 million and $1,170.5 million as of September 30, 2021 and June 30, 2021, respectively. The fair value of this instrument approximates book value due to the reasonable possibility of redemption prior to the term date.

Shareholder and Management Notes – Mirion Technologies (HoldingSub1), Ltd., is authorized to issue $900 million (plus accrued paid in-kind interest) of notes to shareholders (“Shareholder Notes”) and up to $5.0 million (plus paid in-kind cash and interest) of notes to certain members of management (“Management Notes”). The notes rank pari passu between each other and other unsecured obligations of the Company. The notes can be prepaid without penalty at the Company’s option and are subordinate in right of payment to any indebtedness of the Company to banks or to other financial institutions (either currently existing or to occur in the future). Certain of the Shareholder and Management Notes have been admitted to trading and are on the official listing of The International Stock Exchange (TISE).

For the fiscal year ended June 30, 2021, an additional $181.5 million in Shareholder Notes were admitted to trading and are on the official listing of TISE. No new Shareholder Notes were admitted to trading during the three months ended September 30, 2021. At September 30, 2021 and June 30, 2021, there were $1,158.4 million in Shareholder Notes issued and outstanding, respectively, as listed on TISE. Of the amount available for trading, $683.9 million relates to principal balance and $474.5 million relates to accrued interest as of September 30, 2021. There was no trading activity related to Shareholder and Management Notes during the three months ended September 30, 2021. As of September 30, 2021 and June 30, 2021 there were $3.6 million in Management Notes issued and outstanding, respectively, as listed on TISE.

The notes bear simple annual interest at 11.5% except for $70.0 million of Shareholder Notes added in fiscal year 2021 that bear a simple annual interest rate of 6.0% until October 1, 2021, when the interest rate will convert to a simple annual interest rate of 11.5%. For the Shareholder Notes, the interest is added to the principal outstanding on December 31 of each year until 2025 and is referred to as Shareholder Funding Bonds on TISE. For the Management Notes, half of the interest is added to the principal outstanding on December 31 of each year until 2025 and is referred to as Management Funding Bonds on TISE, while the remaining half is payable in cash annually. The listing on the Exchange for Shareholder and Management Funding Bonds is an optional election and certain shareholders have elected to opt-out of listing their Shareholder Funding Bonds. All other shareholders and management have elected to list their funding bonds on the Exchange. The notes are due when the Company completes a public offering, a winding-up, a sale, or on March 30, 2026, whichever occurs first. The redemption price is equal to the outstanding principal plus all accrued and unpaid interest then outstanding.

At September 30, 2021 and June 30, 2021, interest of $97.5 million and $64.6 million was accrued on the Shareholder Notes principal outstanding, respectively, and $0.2 million and $0.2 million was accrued on the Management Notes principal outstanding, respectively. As of December 31, 2020, accrued interest of $113.6 million was added to the principal of the Shareholder Notes and $0.2 million was added to the principal of the Management Notes.

Subsequent to September 30, 2021, the Shareholder Notes and Management Notes were extinguished at the Closing; see Note 15 for subsequent events disclosure.

9. Leased Properties

The Company primarily leases certain logistics, office, and manufacturing facilities, as well as vehicles, copiers, and other equipment. These operating leases generally have remaining lease terms between 1 month and 30 years, and some include options to extend (generally 1 to 10 years). The exercise of lease renewal options is at the Company’s discretion. The Company evaluates renewal options at lease inception and on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants. The Company’s financing lease arrangements are not material.

The table below presents the locations of the operating and financing lease assets and liabilities in the consolidated balance sheet as of September 30, 2021 (in millions):

	Balance Sheet Line Item	September 30, 2021
Operating lease assets	Operating lease assets	$43.3
Financing lease assets	Other assets	1.1
Operating lease liabilities:
Current operating lease liabilities	Current operating lease liabilities	$9.3
Noncurrent operating lease liabilities	Noncurrent operating lease liabilities	38.9

Total operating lease liabilities		$48.2

Financing lease liabilities:
Current financing lease liabilities	Accrued expenses and other current liabilities	$0.6
Noncurrent financing lease liabilities	Deferred income taxes and other long-term liabilities	0.5

Total financing lease liabilities		$1.1

The depreciable lives are limited by the expected lease term for operating lease assets and by shorter of either the expected lease term or economic useful life for financing lease assets.

The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring the lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease within a particular currency environment. The Company used incremental borrowing rates as of July 1, 2021 for leases that commenced prior to that date.

The Company’s weighted average remaining lease term and weighted average discount rate for operating leases as of September 30, 2021 are:

September 30, 2021
Operating leases:
Weighted average remaining lease term (in years)	7.6
Weighted average discount rate	4.27%

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating lease with terms of more than one year to the total lease liabilities recognized on the consolidated balance sheets as of September 30, 2021 (in millions):

Fiscal year ending June 30:
2022	$8.3
2023	9.4
2024	8.0
2025	6.8
2026	4.6
2027 and thereafter	19.5

Total undiscounted future minimum lease payments	56.6
Less: Imputed interest	(8.4)

Total lease liabilities	$48.2

For the 3-month period ending September 30, 2021, operating lease costs (as defined under ASU 2016-02) were $2.8 million. Operating lease costs are included within costs of goods sold, selling, general and administrative, and research and development expenses on the consolidated statements of income and comprehensive income. Short-term lease costs, variable lease costs and sublease income were not material for the periods presented.

Rental expense for operating leases (as defined prior to the adoption of ASU 2016-02) was approximately $2.0 million for the three months ending September 30, 2020.

Cash paid for amounts included in the measurement of operating lease liabilities was $2.9 million for the three months ended September 30, 2021, and this amount is included in operating activities in the consolidated statements of cash flows. Operating lease assets obtained in exchange for new operating lease liabilities were $0.2 million for the three months ended September 30, 2021.

10. Commitments and Contingencies

Unconditional Purchase Obligations

The Company has entered into certain long-term unconditional purchase obligations with suppliers. These agreements are non-cancellable and specify terms, including fixed or minimum quantities to be purchased, fixed or variable price provisions, and the approximate timing of payment. As of September 30, 2021, unconditional purchase obligations were $20.7 million and $8.1 million for the fiscal years ending June 30, 2022 and 2023.

Litigation

The Company is subject to various legal proceedings, claims, litigation, investigations and contingencies arising out of the ordinary course of business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material effect on our results of operations, financial condition, or cash flows. If we believe the likelihood of an adverse legal outcome is probable and the amount is reasonably estimable, we accrue a liability in accordance with accounting guidance for contingencies. We consult with legal counsel on matters related to litigation and seek input both within and outside the Company.

11. Income Taxes

The effective income tax rate for the three-months ended September 30, 2021 and September 30, 2020 was 9% and 2%, respectively. The difference in effective income tax rates and tax expense is primarily due to valuation allowances on losses incurred in the U.S. for the period ended September 30, 2020, as well as changes in the mix of earnings and jurisdictions. The Company’s effective income tax rates for the periods differ from the U.K. statutory rate of 19% primarily as a result of valuation allowances on certain UK losses.

12. Segment Information

The Company manages its operations through two operating and reportable segments: Medical and Industrial. These segments align the Company’s products and service offerings with customer use in Medical and Industrial markets and are consistent with how the Company’s Chief Executive Officer, its Chief Operating Decision Maker (“CODM”), reviews and evaluates the Company’s operations. The CODM allocates resources and evaluates the financial performance of each operating segment. The Company’s segments are strategic businesses that are managed separately because each one develops, manufactures and markets distinct products and services. Prior period information herein has been conformed to the current reportable segment structure.

Description of Segments

The Medical segment provides radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world, dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products.

The Industrial segment provides robust, field ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors and essential measurement devices for new build, maintenance, decontamination and decommission equipment for monitoring and control during fuel dismantling and remote environmental monitoring.

The following table summarizes select operating results for each reportable segment. The CODM evaluates operating results and allocates capital resources among segments, in part, based on segment income from operations, which includes revenues of the segment less expenses that are directly related to those revenues, including purchase accounting impacts to revenue and cost of revenues, but before certain charges to cost of revenues and selling, general and administrative expenses predominantly related to corporate costs, shared overhead and other non-operational costs related to restructuring activities and costs to achieve operational initiatives, which are included in Corporate and Other in the table below. Interest expense, loss on debt extinguishment, foreign currency loss (gain), net, and other expense (income), net are not allocated to segments.

	For the three months ended September 30,
(In millions)	2021	2020
Revenues
Medical	$52.0	$20.4
Industrial	92.3	94.2

Consolidated revenues	$144.3	$114.6
Segment Income from Operations
Medical	2.6	4.0
Industrial	12.5	11.4

Total segment Income from Operations	$15.1	$15.5
Corporate & Other	(24.0)	(10.8)

Consolidated Income from Operations	$(8.9)	$4.6

The Company’s total assets are not presented for each reportable segment as they are not reviewed by, nor otherwise provided to, the chief operating decision maker to make operating decisions or allocate resources.

The following details revenue by geographic region. Revenues from external customers are attributed to geographic regions through sales from site locations.

	Revenues for the three months ended September 30,
(In millions)	2021	2020
North America
Medical	$47.3	$16.9
Industrial	47.3	46.0

Total North America	94.6	62.8
Europe
Medical	4.7	3.5
Industrial	43.5	46.9

Total Europe	48.2	50.4
Asia Pacific
Medical	—	—
Industrial	1.5	1.4

Total Asia Pacific	1.5	1.4

Consolidated Total	$144.3	$114.6

Revenues in the United States were $87.5 million and $56.6 million for the three months ended September 30, 2021 and 2020, respectively, while revenues in France were $28.7 million and $29.8 million, respectively.

The following details revenue by timing of recognition (in millions):

	Revenues for the three months ended September 30,
	2021	2020
Point in time	$103.0	$70.3
Over time	41.3	44.3

Total revenues	$144.3	$114.6

The following details revenues by product category:

	Revenues for the three months ended September 30,
(In millions)	2021	2020
Medical segment:
Medical	$52.0	$20.4

Industrial segment:
Reactor Safety and Control Systems	29.4	28.5
Radiological Search, Measurement, and Analysis Systems	62.9	65.8

Total revenues	$144.3	$114.6

13. Loss Per Share

A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per common share is as follows:

	For the three months ended September 30,
(In millions, except per share amounts)	2021	2020
Net loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(46.7)	$(40.4)
Weighted average common shares outstanding – basic and diluted	6.665	6.478

Loss per share attributable to Mirion Technologies (TopCo), Ltd. stockholders – basic and diluted	$(7.01)	$(6.24)

Anti-dilutive employee share-based awards, excluded	0.2	0.3

Potentially dilutive unvested stock awards using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net income earnings (loss) per share attributable to Mirion Technologies (TopCo), Ltd. when their effect is dilutive. Because the Company incurred a net loss for the three-month periods ended September 30, 2021 and 2020, respectively, none of the potentially dilutive common shares were included in the diluted share calculations for those periods as they would have been anti-dilutive.

14. Restructuring

The Company incurs costs associated with restructuring initiatives intended to improve operating performance, profitability, and working capital levels. Actions associated with these initiatives may include improving productivity, workforce reductions, and the consolidation of facilities.

As of September 30, 2021, the Company has identified restructuring actions will result in additional charges of approximately $9.3 million, primarily in fiscal years 2022 and 2023.

The Company’s restructuring expense for the three months ended September 30, 2021 is comprised of the following:

	For the three months ended September 30, 2021
(In millions)	Cost of revenue	Selling, general and administrative	Total
Severance and employee costs	$—	$1.0	$1.0
Other (1)	0.1	0.4	0.5

Total	$0.1	$1.4	$1.5

(1)	Includes facilities, outside services, and IT costs.

The Company does not allocate restructuring charges to segment income, instead these costs are included in Corporate & Other. Restructuring activity and expenses for the three months ended September 30, 2020 were not material.

The following table summarizes the changes in the Company’s accrued restructuring balance, which are included in Accrued expenses and other current liabilities in the accompanying balance sheet (in millions).

Balance at June 30, 2021	$3.1
Restructuring charges	1.5
Payments	(2.1)
Adjustments	(0.2)

Balance at September 30, 2021	$2.3

15. Subsequent Events

Business Combination and Extinguishment of Debt

On June 17, 2021, Mirion entered into a business combination agreement with GSAH, a special purpose acquisition company. On the Closing Date of October 20, 2021, Mirion consummated the Business Combination pursuant to the agreement, combining with a subsidiary of GSAH upon closing, for total consideration of approximately $2.6 billion. Existing Mirion stockholders received cash consideration of approximately $1.3 billion and 30,401,902 shares of class A and 8,560,540 shares of class B GSAH common stock valued at approximately $0.4 billion on the date of closing (based upon an average $10.45 per GSAH share of common stock on the date of close). The Shareholder Notes and Management Notes were acquired by GSAH at the Closing for a price equal to the full outstanding principal amount together with all accrued but unpaid interest up to but excluding the Closing Date using a portion of the Business Combination consideration. In connection with the Closing, GSAH contributed the Shareholder Notes and the Management Notes to Mirion Topco, and then the Shareholder Notes and Management Notes were extinguished in full. Borrowings under the 2019 Credit Facility as of the closing date were paid in full through the cash consideration and new financing obtained through the credit agreement described below.

Credit Agreement

In connection with the closing of the Business Combination, Mirion Technologies (HoldingSub2) Ltd., a subsidiary of Mirion TopCo, and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A. (as the Administrative Agent) and certain financial institutions as lenders. The Credit Agreement provides for an $830 million senior secured first lien term loan facility (the “Term Loan”) and a $90 million senior secured revolving facility (the “Revolving Facility”). The Term Loan matures on October 20, 2028 and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the initial principal amount of the Term Loan. The Revolving Facility matures on October 20, 2026.

CIRS Acquisition

On November 10, 2021, Mirion signed an agreement to acquire Computerized Imaging Reference Systems, Inc. (“CIRS”) for approximately $54 million of cash consideration. CIRS is a United States-based developer of tissue simulation and medical phantom technology for radiation therapy and diagnostic imaging. The acquisition will be included in the Medical segment and is expected to close in the fourth quarter of calendar 2021, subject to certain customary closing conditions.